                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  OMB APPROVAL

OMB NUMBER: 3235-0145
EXPIRES: AUGUST 31, 1999
ESTIMATED AVERAGE BURDEN HOURS PER RESPONSE 14.90


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT No. _______)*

                     Data Processing Resources Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  237823 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 22, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 1 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SC(3-98)

                               Page 1 of 6 pages

CUSIP No.
--------

1.             Names of Reporting Persons
               I.R.S. Identification Nos. of above persons (entities only).

                 Richard J. Riordan
-------------------------------------------------------------------------------
2.             Check the Appropriate Box if a Member of a Group (See Instructions)
               (a)
               (b)
-------------------------------------------------------------------------------
3.             SEC Use Only
-------------------------------------------------------------------------------
4.             Citizenship or Place of
               Organization
                   United States
-------------------------------------------------------------------------------
NUMBER OF      5.   Sole Voting              1,000,000
SHARES              Power
BENEFICIALLY   ------------------------------------------------------------------
OWNED BY       7.   Shared Voting            -0-
EACH                 Power
REPORTING      ------------------------------------------------------------------
PERSON WITH:
               9.   Sole Dispositive Power   1,000,000
               ------------------------------------------------------------------
               12.  Shared Dispositive       -0-
                    Power
---------------------------------------------------------------------------------
15.            Aggregate Amount Beneficially Owned by            1,000,000
               Each Reporting Person
---------------------------------------------------------------------------------
16.            Check if the Aggregate Amount in Row (11) Excludes Certain Shares
               (See Instructions)
---------------------------------------------------------------------------------
17.            Percent of Class Represented by Amount in         8.48%
               Row (11)
---------------------------------------------------------------------------------
18.            Type of Reporting Person (See Instructions)
---------------------------------------------------------------------------------
                              IN
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------


                               Page 2 of 6 pages
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ITEM 1.

          (a)  Name of Issuer

                    Data Processing Resources Corporation

          (b)  Address of Issuer's Principal Executive Offices

                    4400 MacArthur Boulevard, Suite 610
                    Newport Beach, California 92660

ITEM 2.

          (a)  Name of Person Filing

                    Richard J. Riordan

          (b)  Address of Principal Business Office or, if none, Residence

                    200 N. Spring St.
                    Los Angeles, CA 90012

          (c)  Citizenship

                    United States

          (d)  Title of Class of Securities

                    Common Stock, no par value

          (e)  CUSIP Number

                    237823 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);



                               Page 3 of 6 pages

     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

          Not Applicable

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 1,000,000.

          (b)  Percent of Class: 8.48%.

          (c)  Number of shares as to which the person has:

               (i)       Sole power to vote or to direct the vote 1,000,000.

               (ii)      Shared power to vote or to direct the vote -0-.

               (iii) Sole power to dispose or to direct the disposition of 1,000,000.

               (iv) Shared power to dispose or to direct the disposition of -0-.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 4 of 6 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           October 28, 1998
                                           -------------------------------------
                                                    Date


                                           /s/ Richard J. Riordan by JCL
                                           -------------------------------------
                                                    Signature


                                           J. Christopher Lewis
                                           Attorney-in-fact* for
                                           Richard J. Riordan
                                           ------------------------------------
                                                    Name/Title


* pursuant to a Power of Attorney attached as Exhibit 1.


                               Page 5 of 6 pages

                                 EXHIBIT INDEX

               Exhibit
               Number                  Description
               ------                  -----------

                  1                 Power of Attorney



                               Page 6 of 6 pages